               PLAN OF REORGANIZATION AND AGREEMENT
                              AMONG
                 FISCHER-WATT GOLD COMPANY, INC.
                           (Purchaser),
                      GBM ACQUISITION CORP.
                       (Merger Subsidiary),
                               And
                 GREAT BASIN MANAGEMENT CO., INC.
                            (Company)



     This Plan of Reorganization and Agreement is made this 3rd day of January, 1996, by and among FISCHER-WATT GOLD COMPANY, INC. (the "Purchaser"), a Nevada corporation, GBM ACQUISITION CORP. (the "Merger Subsidiary"), a Nevada corporation and a wholly-owned subsidiary of the Purchaser, and GREAT BASIN MANAGEMENT CO., INC. (the "Company"), a Nevada corporation, and provides for the Company to become a wholly-owned subsidiary of the Purchaser by merger of the Merger Subsidiary with and into the Company, and for the stockholders of the Company, by such merger, to become stockholders instead of the Purchaser.

     WHEREAS, the Purchaser desires to acquire, on the terms and subject to the conditions reflected below, the business of the Company; and

     WHEREAS, the Company believes that it is desirable and in the best interests of the Company that its business be combined with that of the Purchaser by merger of the Merger Subsidiary with and into the Company so that the Company will become a wholly-owned subsidiary of the Purchaser as below provided;

     NOW, THEREFORE, THE PARTIES TO THIS PLAN OF REORGANIZATION
AND AGREEMENT do hereby agree as follows:

ARTICLE 1.     Terms.

     As used in this Agreement, the terms identified below in this Article 1 shall have the meanings indicated, unless a different and common meaning of the term is clearly indicated by the context, and variants and derivatives of the following terms shall have correlative meanings. To the extent that certain of the definitions set forth below suggest, indicate, or express agreements between or among parties to this Agreement, or contain representations or warranties or covenants of a party, the parties agree to the same by execution of this Agreement. The parties to this Agreement agree that agreements, representations, warranties, and covenants expressed in any part or provision of this Agreement shall, for all purposes of this Agreement, be treated in the same manner as other such agreements, representations, warranties, and covenants contained elsewhere in this Agreement, and the Article or Section of this Agreement within which such an agreement, representation, warranty, or covenant appears shall have no separate meaning or effect on the same.

     1.1 Affiliate. When used with respect to a person, an "affiliate" of that person is a person Controlling, Controlled by, or under common Control with that person.

     1.2 Agreement. This Plan of Reorganization and Agreement, including all of its schedules and exhibits and all other documents specifically referred to in this Agreement that have been or are to be delivered by a party to this Agreement to another such party in connection with the Transaction or this Agreement, and including all duly adopted amendments, modifications, and supplements to or of this Agreement and such schedules, exhibits, and other documents.

     1.3 Articles of Merger. The form of Articles of Merger providing for the merger of the Merger Subsidiary with and into the Company as attached hereto as Exhibit 2.1.

     1.4 Audited Financial Statements. The balance sheet, income statement, statement of stockholders' equity, and statement of cash flows of the Purchaser, as at January 31, 1995, and for the three (3) years then ended as reported on by Arthur
Andersen, LLP, independent certified public accountants.

     1.5 Business Day. Any day that is not a Saturday, Sunday, or day on which banks in New York, New York, or Coeur d'Alene, Idaho, are authorized to close.

     1.6 Closing. The completion of the Transaction, to take place as described in Article II.

     1.7 Closing Date. The date on which the Closing actually occurs, which shall be January 31, 1996, unless otherwise agreed by the parties, but shall not in any event be prior to satisfaction or waiver of the conditions to Closing set forth in
Article VIII hereof.

     1.8 Closing Time. The time at which the Closing actually occurs. All events that are to occur at the Closing Time shall, for all purposes, be deemed to occur simultaneously, except to the extent, if at all, that a specific order of occurrence is otherwise described.

     1.9 Code. The Internal Revenue Code of 1986, as amended and in effect at the time of execution of the Agreement.

     1.10 Company. Great Basin Management Co., Inc., a Nevada corporation which will, pursuant to the transactions described in this Agreement, become a wholly-owned subsidiary of the Purchaser. The Company shall include the Company and each of its Subsidiaries, as an entirety, and representations as to the Company contained herein shall be deemed to mean the Company and each of its Subsidiaries, both separately and together as a consolidated whole, unless and except to the extent expressly indicated otherwise.

     1.11 Company Balance Sheet. The most recent Balance Sheet included in the Unaudited Financial Statements of the Company.

     1.12 Company Disclosure Document. The document delivered by the Company to the Purchaser containing certain disclosures regarding the Company as described in Article IV hereof.

     1.13 Company Facilities. All warehouses, stores, plants, production facilities, manufacturing facilities, processing facilities, fixtures, and improvements owned or leased by the Company or GBEM or otherwise used by the Company or GBEM in connection with the operation of its business or leased or subleased by the Company or GBEM to others.

     1.14 Consideration. 3,102 shares of common stock of the Purchaser, into which each share of capital stock of the Company outstanding immediately prior to the consummation of the Transaction will be converted by reason of the Merger.

     1.15 Control. Generally, the power to direct the management or affairs of an Entity.

     1.16 Counsel to the Company.  Jack I. McAuliffe, Esq. of
Reno, Nevada.

     1.17 Counsel to the Purchaser.  Jones & Keller, P.C. of
Denver, Colorado.

     1.18 Entity. A corporation, partnership, sole proprietorship, joint venture or other form of organization formed for the conduct of a business whether active or passive.

     1.19 ERISA.  The Employee Retirement Income Security Act of
1974, as amended and in effect at the time of execution of this Agreement.

     1.20 GAAP. Generally Accepted Accounting Principles, as in effect on the date of any statement, report or determination that purports to be, or is required to be, prepared or made in accordance with GAAP. All references herein to financial statements prepared in accordance with GAAP shall mean in accordance with GAAP consistently applied throughout the periods to which reference is made.

     1.21 GBEM.  Great Basin Exploration and Mining Co., Inc, a
Nevada corporation which is a wholly-owed subsidiary of the Company.

     1.22 GBEM Balance Sheet. The most recent Balance Sheet included in the Unaudited Financial Statements of GBEM.

     1.23 IRS.  The Internal Revenue Service.

     1.24 Liabilities. At any point in time (the "Determination Time"), the obligations of a person or Entity, whether known or unknown, contingent or absolute, recorded on its books or not, arising or resulting in any way from facts, events, agreements, obligations or occurrences that existed or transpired at a prior point in time, or resulted from the passage of time to the Determination Time, but not including obligations accruing or payable after the Determination Time to the extent (but only to the extent) that such obligations (1) arise under previously existing agreements for services, benefits or other considerations and (2) accrue or become payable with respect to services, benefits or other considerations received by the person or Entity after the Determination Time.

     1.25 Local Counsel. Special counsel retained by either Counsel to the Purchaser or Counsel to the Company, as the case may be, to advise as to certain matters of state law or local law in states or localities in which Counsel to the Purchaser, or Counsel to the Company, as the case may be, desires such Local Counsel. In all instances due care shall be exercised in the selection of Local Counsel.

     1.26 Merger. The merger of the Merger Subsidiary into the Company, as provided in the Articles of Merger.

     1.27 Merger Subsidiary. GBM Acquisition Corp., a Nevada corporation which is a wholly-owned subsidiary of the Purchaser.

     1.28 Payables. Liabilities of a party arising from the borrowing of money or the incurring of obligations for merchandise or goods purchased.

     1.29 Proprietary Rights. Trade secrets, copyrights, patents, trademarks, service marks, customer lists, and all similar types of intangible property developed, created, or owned by the Company, or used by the Company in connection with its business, whether or not the same are entitled to legal protection.

     1.30 Purchaser. Fischer-Watt Gold Company, Inc., a Nevada corporation which, under the terms of this Agreement is acquiring the business of the Company.

     1.31 Purchaser Balance Sheet. The most recent Balance Sheet included in the Unaudited Financial Statements of the Purchaser.

     1.32 Purchaser's Securities. Shares of Common Stock, $.001 par value, of the Purchaser issuable in respect of outstanding shares of capital stock of the Company pursuant to the Merger.

     1.33 Receivables. Accounts Receivable, notes receivable, and other obligations appearing as assets on the books of the Company, and customarily reflected as assets in balance sheets of entities prepared in accordance with GAAP, indicating moneys owed to the entity.

     1.34 SEC.  The Securities and Exchange Commission.

     1.35 Subsidiary. With respect to any Entity, another Entity of which fifty percent (50%) or more of the effective voting power, or the effective power to elect a majority of the board of directors or similar governing body, or fifty percent (50%) or more of the true equity interest, is owned by such first Entity, directly or indirectly.

     1.36 Transaction. The Merger and the related transactions contemplated by this Agreement.

     1.37 Unaudited Financial Statements. In the case of the Company, the balance sheet as of September 30, 1995, in the case of GBEM, the balance sheet as of May 31, 1995, and in the case of the Purchaser, the balance sheet, income statement and statement of cash flows as at October 31, 1995, and for the nine months then ended.

ARTICLE 2.     The Transaction.

     2.1 The Transaction. On the Closing Date, and at the Closing Time, subject in all instances to each of the terms, conditions, provisions and limitations contained in this Agreement, the Merger Subsidiary will merge with and into the Company, by the filing with the Secretary of the State of Nevada of the fully executed Articles of Merger, in a form identical in all material respects to that attached hereto as Exhibit 2.1, and such other documents as may be required by applicable law to effectuate the Merger, (1) each share of capital stock of the Company outstanding prior to the Transaction will, by said occurrence and with no further action on the part of the holder thereof, be transformed and converted into the right to receive, upon surrender of the certificate for such share of capital stock of the Company, the Consideration, without interest or any similar payment thereon or with respect thereto; (2) each share of common stock of the Merger Subsidiary outstanding prior to the Merger will, by said occurrence and with no further action on the part of the holder thereof, be transformed and converted into one share of capital stock of the Company, so that thereafter the Purchaser will be the sole and exclusive owner of equity securities of the Company; (3) the officers of the Company immediately prior to the effectiveness of the Merger will continue to hold such offices immediately after the effectiveness of the Merger, and thereafter subject at all times to the discretion of the board of directors of the Company; (4) the board of directors of the Merger Subsidiary immediately prior to the effectiveness of the Merger will be the board of directors of the Company immediately after the Merger; (5) the Company, as the surviving Entity of the Merger, shall be the owner of all of the business, assets, rights and other attributes theretofore held by either the Merger Subsidiary or the Company; and (6) the name of the Company shall thereafter be the same as the name of the Company prior to the Transaction.

     2.2 Consideration. Pursuant to the Transaction each holder of shares of capital stock of the Company immediately prior to the Merger shall be entitled to receive, from and after the effectiveness of the Merger, in respect of each share of capital stock of the Company outstanding immediately prior to the Transaction owned by such holder (and upon surrender of the certificate(s) therefor, duly endorsed and in all respects in proper form for transfer), the Consideration.

     2.3 Closing. The Closing hereunder shall take place at the offices of Jones & Keller, P.C., at Denver, Colorado or at such other place as the Purchaser and the Company may agree upon, on the Closing Date.

     2.4 Parties to the Agreement and Transaction. To the extent that any provision of this Agreement calls for agreement by the Company as a part hereto, such provision shall mean the Company as it exists prior to the consummation of the Merger.
If, after such consummation, such a provision requires amendment, modification, interpretation, etc., the same may be accomplished by (but only by) a majority in interest of those receiving the Consideration as a result of the Transaction, and not by the Company.

ARTICLE 3.     Representations and Warranties of The Purchaser.

     The Purchaser hereby represents and warrants to the Company as follows:

     3.1 Organization and Qualification. Each of the Purchaser and the Merger Subsidiary is a corporation duly organized, validly existing and in good standing under the laws of its respective jurisdiction of incorporation and each has the requisite corporate power and authority to carry on its business as it is now being conducted. The Purchaser is, and the Merger Subsidiary is, or will prior to the closing be, duly qualified as a foreign corporation to do business, and in good standing, in each jurisdiction where the character of the properties owned or leased by it, or the nature of its activities, is such that qualification as a foreign corporation in that jurisdiction is required by law.

     3.2 Authority Relative to this Agreement. Each of the Purchaser and the Merger Subsidiary has the requisite corporate power and authority to enter into this Agreement and to carry out its obligations hereunder. The execution and delivery of this Agreement and the consummation of the transactions contemplated hereby have been duly authorized and approved by the board of directors of the Purchaser and of the Merger Subsidiary and, subject only to approval by the shareholder of the Merger Subsidiary no other corporate proceedings on the part of the Purchaser or the Merger Subsidiary are necessary to approve and adopt this Agreement or to approve the consummation of the Transactions contemplated hereby, including delivery of the Consideration. This Agreement has been duly and validly executed and delivered by the Purchaser and the Merger Subsidiary and constitutes a valid and binding Agreement of the Purchaser and of the Merger Subsidiary, enforceable in accordance with its terms.

     3.3 Absence of Breach; No Consents. The execution, delivery, and performance of this Agreement, and the performance by the Purchaser and the Merger Subsidiary of their obligations hereunder (except for compliance with any regulatory or licensing laws applicable to the business of the Purchaser, all of which, to the extent applicable to the Purchaser or the Merger Subsidiary (and to the extent within the control of either), will be satisfied in all material respects prior to the Closing) do not, except as disclosed in Schedule 3.3: (1) conflict with, and will not result in a breach of, any of the provisions of the Articles of Incorporation or By-Laws of the Purchaser or of any of its Subsidiaries; (2) contravene any law, rule, or regulation of any State or Commonwealth or of the United States, or of any applicable foreign jurisdiction, or any order, writ, judgment, injunction, decree, determination, or award affecting or binding upon the Purchaser or any of its Subsidiaries or any of its or their material properties, or cause the suspension or revocation of any authorization, consent, approval, or license, presently in effect, which affects or binds the Purchaser or any of its Subsidiaries or any of its or their material properties, except in any such case where such contravention will not have a material adverse effect on the business, condition (financial or otherwise), operations, or prospects of the Purchaser; (3) conflict with or result in a material breach of or default under any material indenture or loan or credit agreement or any other material agreement or instrument to which the Purchaser or any of its Subsidiaries is a party or by which it or they or any of its or their material properties may be affected or bound; (4) require the authorization, consent, approval or license of any third party of such a nature that the failure to obtain the same would have a material adverse effect on the business, condition (financial or otherwise), operations or prospects of the Purchaser; or (5) constitute grounds for the loss or suspension of any permits, licenses or other authorizations material to the business, condition (financial or otherwise), operations or prospects of the Purchaser.

     3.4 Brokers. No broker, finder, or investment banker is entitled to any brokerage, finder's or other fee or commission in connection with this Agreement or the Transaction or any related transaction based upon any agreements, written or oral, made by or on behalf of the Purchaser or any of its Subsidiaries.

     3.5 Disclosure. The Purchaser has heretofore delivered to the Company each of the following:

     (1) Annual report of the Purchaser on Form 10-K as filed with the SEC for the Purchaser's fiscal year ended
          January 31, 1995;

     (2) Quarterly reports of the Purchaser on Form 10-QSB as filed with the SEC, including the Unaudited Financial Statements of the Purchaser therein, and all other reports of the Purchaser filed with the SEC, to the extent that such reports have been filed with the SEC after the filing of the report referred to in (1) above and prior to the execution hereof.

     Each of such documents, at the time it was prepared, and all of such documents taken together, did not and do not contain an untrue statement of a material fact or omit to state any material fact necessary to make the statements made therein, in the light of the circumstances under which they were made, not misleading. All of the financial statements contained in the foregoing documents were prepared from the books and records of the Purchaser. The Audited Financial Statements were prepared in accordance with GAAP, and fairly and accurately reflect the financial position and condition of the Purchaser as at the dates and for the periods indicated. The Unaudited Financial Statements were prepared in a manner not inconsistent with the basis of presentation used in the Audited Financial Statements, and fairly present the financial position and condition of the Purchaser as at and for the periods indicated, subject to normal year-end adjustments, none of which will be material.

ARTICLE 4.     Representations and Warranties of the Company.

     The Company represents and warrants to the Purchaser as follows:

     4.1 Organization and Qualification. The Company is, and each of its Subsidiaries is, a corporation duly organized, validly existing and in good standing under the laws of its respective jurisdiction of incorporation and each has the requisite corporate power and authority to carry on its business as it is now being conducted. Each of the Company and its Subsidiaries is duly qualified as a foreign corporation to do business, and is in good standing, in each jurisdiction where the character of the properties owned or leased by it, or the nature of its activities, is such that qualification as a foreign corporation in that jurisdiction is required by law.

     4.2 Capitalization. The authorized capital stock of the Company consists of 2,500 shares, no par value. There is no other capital stock authorized for issuance. As of the date of the Company Balance Sheet 1,330 shares of capital stock were validly issued and outstanding, fully paid, and nonassessable, no shares of capital stock were held in the Company treasury, and no shares were reserved for issuance, nor were there outstanding any options, warrants, convertible instruments or other rights, agreements or commitments to acquire capital stock of the Company, except as fully and completely described on Schedule 4.2 hereto. Since the date of the Company Balance Sheet, no shares of the Company's capital stock, or options, warrants, or other rights, agreements or commitments (contingent or otherwise) obligating the Company or any of its Subsidiaries to issue shares of capital stock, have been executed or issued.

     4.3 Authority to Relative to this Agreement. This Agreement has been duly and validly executed and delivered by the Company and constitutes a valid and binding Agreement of the Company enforceable in accordance with its terms, subject, however, to the approval of shareholders of the company as provided for elsewhere in this Agreement. The Company has all requisite corporate power and authority to enter into this Agreement and to carry out the Transaction contemplated hereby, and its doing so has been duly and sufficiently authorized, subject only to shareholder approval and to governmental regulatory approvals as and to the extent specifically set forth elsewhere in this agreement.

     4.4 Absence of Breach; No Consent. The execution, delivery, and performance of this Agreement, and the performance by the Company of its obligations hereunder, do not, except as disclosed in Schedule 4.4: (1) conflict with or result in a breach of any of the provisions of the Articles of Incorporation or Bylaws of the Company or of any of its Subsidiaries; (2) contravene any law, ordinance, rule, or regulation of any State or Commonwealth or political subdivision of either or of the United States (except for compliance with regulatory or licensing laws all of which, to the extent applicable to the Company (and to the extent within the control of the Company), will be satisfied in all material respects prior to the Closing), or of any applicable foreign jurisdiction, or contravene any order, writ, judgment, injunction, decree, determination, or award of any court or other authority having jurisdiction, or cause the suspension or revocation of any authorization, consent, approval, or license, presently in effect, which affects or binds, the Company or any of its Subsidiaries or any of its or their material properties, except in any such case where such contravention will not have a material adverse effect on the business, condition (financial or otherwise), operations or prospects of the Company and its Subsidiaries, taken as a whole, and will not have a material adverse effect on the validity of this Agreement or on the validity of the consummation of the Transaction; (3) conflict with or result in a material breach of or default under any material indenture or loan or credit agreement or any other material agreement or instrument to which the Company or any of its Subsidiaries is a party or by which it or they or any of its or their material properties may be affected or bound; (4) other than consents disclosed on the Company Disclosure Document, require the authorization, consent, approval, or license of any third party; or (5) constitute grounds for the loss or suspension of any permits, licenses, or other authorizations used in the business of the Company.

     4.5 Brokers. No broker, finder, or investment banker is entitled to any brokerage, finder's, or other fee or commission in connection with this Agreement or the Transaction or any related transaction based upon any agreements, written or oral, made by or on behalf of Company or any of its Subsidiaries. The Company does not have any obligation to pay finder's or broker's fees or commissions in connection with the exercise of options to renew or extend real estate leases to which the Company is a party.

     4.6 Financial Statements. The Company has heretofore delivered to the Purchaser the Unaudited Financial Statements of the Company and GBEM. The Unaudited Financial Statements were prepared in accordance with GAAP, and fairly and accurately reflect the financial position and condition of the Company and GBEM as at the dates indicated, subject to normal year-end adjustments, none of which will be material. Without limiting the foregoing, at the date of the Company Balance Sheet and the GBEM Balance Sheet, the Company and GBEM owned each of the assets included in preparation of the Company Balance Sheet and the GBEM Balance Sheet, and the valuation of such assets in the Company Balance Sheet and the GBEM Balance Sheet is not more than their fair saleable value (on an item-by-item basis) at that date; and the Company and GBEM had no Liabilities other than those included in the Company Balance Sheet and the GBEM Balance Sheet, nor any Liabilities in amounts in excess of the amounts included for them in the Company Balance Sheet and the GBEM Balance Sheet. From the date hereof through the Closing Date the Company and GBEM will continue to prepare financial statements on the same basis that they have done so in the past, the Company will promptly deliver the same to the Purchaser, and agrees that from and after such delivery the foregoing representations will be applicable to each financial statement so prepared and delivered.

     4.7  Absence of Material Differences from Disclosure
Document.  Except as specifically disclosed in the Company
Disclosure Document:

     (1) No Undisclosed Liabilities. Neither the Company nor any of its Subsidiaries has any Liabilities which are not adequately reflected or reserved against on the face of the Company Balance Sheet and the GBEM Balance Sheet, except Liabilities incurred since the date of the Company Balance Sheet and the GBEM Balance Sheet in the ordinary course of business and consistent with past practice. Without limiting the foregoing, (a) there are no unpaid leasehold improvements at any of the Company's or GBEM's facilities or locations for which the Company or GBEM is or will be responsible, and (b) there are no deferred rents due to lessors at or with respect to any of such facilities or locations, and (c) the Company Disclosure Document sets forth, as a part thereof, each Liability of the Company and GBEM in an amount in excess of $10,000 and the aggregate amount of Liabilities to each person to whom such aggregate exceeds $10,000.

     (2) No Material Adverse Change, Etc. Since the date of the Company Balance Sheet and the GBEM Balance Sheet, other than as contemplated or caused by this Agreement, there has not been: (a) any material adverse change in the business, condition (financial or otherwise), operations, or prospects of the Company or GBEM; (b) any damage, destruction, or loss, whether covered by insurance or not, having a material adverse effect on the business, condition (financial or otherwise), operations, or prospects of the Company or GBEM; (c) any entry into or termination of any material commitment, contract, agreement, or transaction (including, without limitation, any material borrowing or capital expenditure or sale or other disposition of any material assets or assets) of or involving the Company or GBEM other than this Agreement and agreements executed in the ordinary course of business;
          (d) any redemption, repurchase, or other acquisition for value of its capital stock by the Company, or any issuance of capital stock of the Company or any Subsidiary of the Company or of securities convertible into or rights to acquire any such capital stock or any dividend or distribution declared, set aside, or paid on capital stock of the Company; (e) any transfer of or right granted under any material lease, license, agreement, patent, trademark, trade name, or copyright of the Company or GBEM; (f) any sale or other disposition of any asset of the Company or of any Subsidiary of the Company, or any mortgage, pledge, or imposition of any lien or other encumbrance on any asset of the Company or of any Subsidiary of the Company, other than in the ordinary course of business, or any agreement relating to any of the foregoing; or
          (g) any default or breach by the company or any Subsidiary of the Company in any material respect under any contract, license or permit. Since the date of the Company Balance Sheet and the GBEM Balance Sheet, the Company and its Subsidiaries have conducted their business only in the ordinary and usual course, and, without limiting the foregoing, no changes have been made in (a) executive compensation levels, (b) the manner in which other employees of the Company and its Subsidiaries are compensated, or (c) supplemental benefits provided to any such executives or other employees, except, in any such case, in the ordinary course of business and, in any event, without material adverse effect on the business, condition (financial or otherwise), operations, or prospects of the Company or GBEM.

     (3) Taxes. The Company and its Subsidiaries have properly filed or caused to be filed all federal, state, local, and foreign income and other tax returns, reports, and declarations that are required by applicable law to be filed by them, and have paid, or made full and adequate provision for the payment of, all federal, state, local, and foreign income and other taxes properly due for the periods covered by such returns, reports, and declarations, except such taxes, if any, as are adequately reserved against in the Company Balance Sheet and the GBEM Balance Sheet.

     (4) Litigation. (a) No material investigation or review by any governmental entity with respect to the Company or any of its Subsidiaries is pending or, to the best of the knowledge of the Company, threatened (other than inspections and reviews customarily made of businesses such as that of the Company and GBEM), nor has any governmental entity indicated to the Company or GBEM an intention to conduct the same, and (b) there is no action, suit, or proceeding pending or, to the best of the knowledge of the Company, threatened against or affecting the Company or its Subsidiaries at law or in equity, or before any federal, state, municipal, or other governmental department, commission, board, bureau, agency, or instrumentality. The Company Disclosure Document includes a brief description of each litigation matter included therein except claims (including punitive damage claims, if any) for amounts of less than $10,000.

     (5) Employees, Etc. There are, except as disclosed on the Company Disclosure Document, no collective bargaining, bonus, profit sharing, compensation, or other plans, agreements, trusts, funds, or arrangements maintained by the Company or any Subsidiary of the Company for the benefit of their directors, officers, or employees, and there are no employment, consulting, severance, or indemnification arrangements, agreements or understandings between the Company or any of its Subsidiaries, on the one hand, and any current or former directors, officers, or other employees (or Affiliates thereof) of the Company or any of its Subsidiaries, on the other hand. The Company and GBEM are not, and following the Closing will not be, bound by any express or implied contract or agreement to employ, directly or as a consultant or otherwise, any person for any specific period of time or until any specific age except as specified in agreements in writing identified in the Company Disclosure Document or executed pursuant to the provisions hereof, if any.

     (6) Compliance with Laws. Each of the Company and its Subsidiaries is in substantial compliance with all, and has received no notice of any violation of any, laws or regulations applicable to its operations, including without limitation the use of premises occupied by it, or with respect to which compliance is a condition of engaging in any aspect of the business of the Company and its Subsidiaries and each has all permits, licenses, zoning rights, and other governmental authorizations necessary to conduct its business as presently conducted.

     (7) Ownership of Assets. Each of the Company and its Subsidiaries has, except as disclosed in the Company Disclosure Document, good, marketable, and insurable title, or valid, effective, and continuing leasehold rights in the case of leased property, to all real property (as to which, in the case of owned property, such title is fee simple) and all personal property owned or leased by it or used by it in the conduct of its business in such a manner as to create the appearance or reasonable expectation that the same is owned or leased by it, free and clear of all liens, claims, encumbrances, and charges, except liens for taxes not yet due and minor imperfections of title and encumbrances, if any, which singly and in the aggregate are not substantial in amount and do not materially detract from the value of the property subject thereto or materially impair the use thereof. The Company does not know of any potential action by any party, governmental or other, and no proceedings with respect thereto have been instituted of which the Company has notice, that would materially affect the Company's ability to use and to utilize each of such assets in its business or in the business of its Subsidiaries. The Company has received no notices from any mortgagee regarding any properties leased by the Company.

     (8) Proprietary Rights. The Company and its Subsidiaries among them possess full ownership of, or adequate and enforceable long-term licenses or other rights to use (without payment), all Proprietary Rights owned by or registered in the name of the Company or any of its Subsidiaries or used in the business of the Company or any of its Subsidiaries; the Company has not received any notice of conflict which asserts the rights of others with respect thereto; and each of the Company and its Subsidiaries has in all material respects performed all of the obligations required to be performed by it, and is not in default in any material respect, under any agreement relating to any Proprietary Right.

     (9) Subsidiaries, Etc. All of the Subsidiaries of the Company (if any), direct or indirect, are identified in the Company Disclosure Document, the Company has no other Subsidiaries, and neither the Company nor any of its Subsidiaries described in the Company Disclosure Document is a partner of or joint venturer with any other person or entity except as therein described.
          All of the issued and outstanding shares of capital stock of each Subsidiary are owned of record and beneficially by the Company or another Subsidiary of the Company, are validly issued, fully paid and nonassessable and are owned free and clear of all liens, charges, claims, pledges, security interests, equities, encumbrances, reservations or contractual restrictions on transfer of any nature whatsoever; and no Subsidiary has outstanding any securities, warrants, options or other rights convertible into or exchangeable or exercisable for any shares of its capital stock, and there are no contracts, commitments, understandings, arrangements or restrictions by which any Subsidiary is bound to issue shares of its capital stock.

     (10) Trade Names. The Company Disclosure Document identifies each trade name, fictitious business name, or other similar name under which the Company or its Subsidiaries have conducted any business during the ten
          (10) years preceding the date of this Agreement.

     (11) Employee Benefit Plans. Except as disclosed in the Company Disclosure Document, neither the Company nor any of its Subsidiaries maintains or contributes to any pension plan or any welfare plan, nor is the Company or any of its Subsidiaries presently, nor has it been within the last six years, a participating employer in any multiemployer plan. For purposes of this Section 4.7(11) the terms "pension plan", "welfare plan" and "multiemployer plan" shall have the meanings ascribed to them in the applicable sections of the Code or ERISA or of other law, as the case may be, and any regulations thereunder or judicial or administrative interpretations thereof.

     (12) Facilities. The Company Facilities are (as to physical plant and structure) structurally sound and none of the Company Facilities, nor any of the vehicles or other equipment used by the Company or GBEM in connection with its business, has any material defects and all of them are in all material respects in good operating condition and repair and are adequate for the uses to which they are being put; none of such Company Facilities, vehicles or other equipment is in need of maintenance or repairs except for ordinary, routine maintenance and repairs which are not material in nature or cost. Neither Company nor any of its Subsidiaries is in breach, violation, or default of any lease with respect to or as a result of which the other party (whether lessor, lessee, sublessor, or sublessee) thereto has the right to terminate the same, and neither the Company nor any of its Subsidiaries has received notice of any claim or assertion that it is or may be in any such breach, violation, or default.

     (13) Contracts. Except as identified in the Company Disclosure Document, neither the Company nor any of its Subsidiaries has any contracts, agreements, or understandings, whether express or implied, written or verbal, provided, however, that the Company or its Subsidiaries may have, and the Company Disclosure Document need not identify, any such contracts, agreements, or understandings that fall into one of the following categories: (a) those that are terminable on notice of less than thirty-two (32) days and do not involve payments or obligations of more than $5,000 in any period of thirty-one (31) days or less (on termination or otherwise); or (b) those that involve aggregate payment obligations remaining unpaid as of the date of the Agreement of less than $5,000. The Company Disclosure document shall, however, identify the aggregate amount of payment obligations remaining unpaid as of the date of the Agreement of all contracts exempt from disclosure by (b) above. The Company Disclosure Document includes a brief summary of each such contract, agreement or understanding identified therein. Without in any respect limiting the foregoing, the Company Disclosure Document contains a description of all leases of properties by the Company or its Subsidiaries, including all amendments, supplements, extensions, and modifications thereof, identifying, inter alia, the date each such document was executed and its effective period. Neither the Company nor any of its Subsidiaries is a party to any executory contract to sell or transfer any part of any leasehold interest of the Company or its Subsidiaries. True and accurate copies of all leases, and of all amendments, supplements, extensions, and modifications thereof, have heretofore been delivered to the Purchaser by the Company.

     (14) Accounts Payable. The accounts payable reflected on the Company Balance Sheet and the GBEM Balance Sheet do, and those reflected on the books of the Company and its Subsidiaries at the time of the Closing will, reflect all amounts owed by the Company and its Subsidiaries in respect of trade accounts due and other Payables, and the actual Liability of the Company and its Subsidiaries in respect of such obligations was not, and will not be, on any of such dates, in excess of the amounts so reflected on the balance sheets or the books of the Company and its Subsidiaries, as the case may be.

     (15) Labor Matters. Except as set forth in the Company Disclosure Document, there are no activities or controversies, including, without limitation, any labor organizing activities, election petitions or proceedings, proceedings preparatory thereto, unfair labor practice complaints, labor strikes, disputes, slowdowns, or work stoppages, pending or, to the best of the knowledge of the Company, threatened, between the Company or any of its Subsidiaries and any of its or their employees.

     (16) Insurance. The Company and its Subsidiaries have insurance policies in full force and effect which provide for coverages which are usual and customary in the business of the Company and its Subsidiaries as to amount and scope, and are adequate to protect the Company against any reasonable foreseeable risk of loss. The Company Disclosure Document identifies each of the Company's and its Subsidiaries' insurance policies, indicating the carrier, amount of coverage, annual premium, risks covered, placing broker or agent and other relevant information as to each. Neither the Company nor any of its Subsidiaries has within the past three (3) years received any notice of cancellation of any insurance agreement.

     (17) Title to and Utilization of Real Properties. Except as disclosed in the Company Disclosure Document, the Company and each of its Subsidiaries owns fee, simple, insured title to all real property owned by such and has the unbridled right to use the same, and is not aware of any claim, notice or threat to the effect that its right to own and use such property is subject in any way to any challenge, claim, assertion of rights, proceedings toward condemnation or confiscation, in whole or in part, or is otherwise subject to challenge. Each parcel or real property owned or leased by the Company or any of its Subsidiaries is free of any and all hazardous wastes, toxic substances or other types of contamination or matters of environmental concern, and the Company and its Subsidiaries are not subject to any Liability resulting from or related to any such wastes, substances, contaminants or matters of environmental concern in connection with any such property.

     4.8 Full Disclosure. The documents, certificates, and other writings furnished or to be furnished by or on behalf of the Company to the Purchaser pursuant to the provisions of this Agreement, taken together in the aggregate, do not and will not contain any untrue statement of a material fact, or omit to state any material fact necessary to make the statements made, in the light of the circumstances under which they are made, not misleading.

     4.9 Actions Since Balance Sheet Date. Except as set forth on the Company Disclosure Document, since the date of the Company Balance Sheet and the GBEM Balance Sheet, the Company has taken no actions that would be prohibited under the provisions of this Agreement (without the prior consent of the Purchaser) after the date of this Agreement.

ARTICLE 5.     Covenants of the Purchaser and the Merger
               Subsidiary

     5.1 Affirmative Covenants. From the date hereof through the Closing Date, the Purchaser and the Merger Subsidiary will take every action reasonably required of either of them in order to satisfy the conditions to closing set forth in this Agreement and otherwise to ensure the prompt and expedient consummation of the Transaction substantially as contemplated hereby, and will exert all reasonable efforts to cause the Transaction to be consummated, provided in all instances that the representations and warranties of the Company in this Agreement are and remain true and accurate and that the covenants and agreements of the Company in this Agreement are honored and that the conditions to the obligations of the Purchaser and the Merger Subsidiary set forth in this Agreement are not incapable of satisfaction.

     5.2 Cooperation. The Purchaser shall cooperate with the Company and its counsel, accountants and agents in every way in carrying out the transactions contemplated herein, and in delivering all documents and instruments deemed reasonably necessary or useful by Counsel to the Company.

     5.3 Expenses. Whether or not the Transaction is consummated, all costs and expenses incurred by the Purchaser and the Merger Subsidiary in connection with this Agreement and the transactions contemplated hereby shall be paid by the Purchaser except as otherwise provided (directly or indirectly) herein.

     5.4 Publicity. Prior to the Closing any written news releases by the Purchaser pertaining to this Agreement or the Transaction shall be submitted to the Company for review and approval prior to release by the Purchaser, and shall be released only in a form approved by the Company, provided, however, that
(1) such approval shall not be unreasonably withheld and (2) such review and approval shall not be required of releases by the Purchaser if prior review and approval would prevent the timely and accurate dissemination of such press release as required to comply, in the judgment of counsel, with any applicable law, rule, or policy.

     5.5 Updating of Exhibits and Disclosure Documents. The Purchaser shall notify the Company of any changes, additions or events which may cause any change in or addition to any Schedules or Exhibits delivered by it under this Agreement, promptly after the occurrence of the same and at the Closing by the delivery of updates of all Schedules and Exhibits. No notification made pursuant to this Section shall be deemed to cure any breach of any representation or warranty made in this Agreement unless the Company specifically agrees thereto in writing nor shall any such notification be considered to constitute or give rise to a waiver by the Company of any condition set forth in this Agreement.

ARTICLE 6.     Covenants of the Company

     6.1 Affirmative Covenants. From the date hereof through the Closing Date, the Company will take every action reasonably required of it to satisfy the conditions to closing set forth in this Agreement and otherwise to ensure the prompt and expedient consummation of the Transaction substantially as contemplated hereby, and will exert all reasonable efforts to cause the Transaction to be consummated, provided in all instances that the representations and warranties of the Purchaser in this Agreement are and remain true and accurate and that the covenants and agreements of the Purchaser in this Agreement are honored and that the conditions to the obligations of the Company set forth in this Agreement are not incapable of satisfaction and subject, at all times, to the right and ability of the directors of the Company to satisfy their fiduciary obligations.

     6.2 Access and Information. The Company shall afford to the Purchaser and to the Purchaser's accountants, counsel and other representatives reasonable access during normal business hours throughout the period prior to the Closing to all of its and its Subsidiaries properties, books, contracts, commitments, records (including, but not limited to, tax returns), and personnel, and, during such period, the Company shall furnish promptly to the Purchaser (1) all written communications to its directors or to its shareholders generally, (2) internal monthly financial statements when and as available, and (3) all other information concerning its or any of its Subsidiaries' business, properties, and personnel as the Purchaser may reasonably request, but no investigation pursuant to this Section 6.2 shall affect any representations or warranties of the Company, or th conditions to the obligations of the Purchaser to consummate the Transaction contained in this Agreement. In the event of the termination of this Agreement, the Purchaser will, and will cause its representatives to, deliver to the Company or destroy all documents, work papers and other material, and all copies thereof, obtained by it or on its behalf from the Company (or any Subsidiary) as a result of this Agreement or in connection herewith, whether so obtained before or after the execution hereof, and will hold in confidence all confidential information that has been designated as such by the Company in writing or by appropriate and obvious notation, and will not use any such confidential information except in connection with the Transaction, until such time as such information is otherwise publicly available. The Purchaser and its representatives shall assert their rights hereunder in such manner as to minimize interference with the business of the Company

     6.3 No Solicitation. The Company and its respective Subsidiaries, and those acting on behalf of any of them will not, and the Company will use its best efforts to cause its officers, employees, agents, and representatives (including any investment banker) not, directly or indirectly, to solicit, encourage, or initiate any discussions with, or negotiate or otherwise deal with, or provide any information to, any person or Entity other than the Purchaser and its officers, employees, and agents, concerning any merger, sale of substantial assets, or similar transaction involving the Company or any Subsidiary or division of the Company or any sale of any of its capital stock or of the capital stock or assets of any Subsidiary or division of the Company. The Company will notify the Purchaser immediately upon receipt of any inquiry, offer or proposal relating to any of the foregoing. None of the foregoing shall prohibit providing information to others in a manner in keeping with the ordinary conduct of the Company's business, or providing information to government authorities.

     6.4 Conduct of Business Pending the Transaction. The Company covenants and agrees with the Purchaser that, prior to the consummation of the Transaction or the termination of this Agreement pursuant to these terms, unless the Purchaser shall otherwise consent in writing, which consent shall not be unreasonably withheld or delayed, and except as otherwise contemplated by this Agreement or disclosed in the Company Disclosure Document, the Company will comply with each of the following:

     (1) Its business and the business of its Subsidiaries shall be conducted only in the ordinary and usual course, it shall use reasonable efforts and shall cause each of its Subsidiaries to use reasonable efforts to keep intact its and their business organizations and good will, keep available the services of their respective officers and employees and maintain good relationships with suppliers, lenders, creditors, distributors, employees, customers, and others having business or financial relationships with them, and it shall immediately notify the Purchaser of any event or occurrence or emergency material to, and not in the ordinary and usual course of business of, it or any of its Subsidiaries.

     (2) It shall not (a) amend its Articles of Incorporation or Bylaws, or (b) split, combine, or reclassify any of its outstanding securities or declare, set aside, or pay any dividend or other distribution on or make or agree or commit to make any exchange for or redemption of any such securities payable in cash, stock, or property.

     (3) Neither it nor any of its Subsidiaries shall (a) issue or agree to issue any additional shares of, or rights of any kind to acquire any shares of, its capital stock of any class, or (b) enter into any contract, agreement, commitment, or arrangement with respect to any of the foregoing.

     (4) Neither it nor any of its Subsidiaries shall create, incur, or assume any long-term or short-term indebtedness for money borrowed or make any capital expenditures or commitment for capital expenditures, except in the ordinary course of business and consistent with past practice.

     (5) Neither it nor any of its Subsidiaries shall (a) adopt, enter into, or amend any bonus, profit-sharing, compensation, stock option, warrant, pension, retirement, deferred compensation, employment, severance, termination, or other employee benefit plan, agreement, trust fund, or arrangement for the benefit or welfare of any officer, director or employee, except as provided herein or (b) agree to any material (in relation to historical compensation) increase in the compensation payable or to become payable to, or any increase in the contractual term of employment of, any officer, director, or employee.

     (6) Neither it nor any of its Subsidiaries shall sell, lease, mortgage, encumber, or otherwise dispose of or grant any interest in any of its assets or properties except for sales, encumbrances, and other dispositions or grants in the ordinary course of business and consistent with past practice and except for liens for taxes not yet due or liens or encumbrances that are not material in amount or effect and do not impair the use of the property, or as specifically provided for or permitted in this Agreement.

     (7) Neither it nor any of its Subsidiaries shall enter into, or terminate, any material contract, agreement, commitment, or understanding.

     (8) Neither it nor any of its Subsidiaries shall enter into any agreement, commitment, or understanding, whether in writing or otherwise, with respect to any of the matters referred to in subparagraphs (1) through (7) above.

     (9) It will continue properly and promptly to file when due all federal, state, local, foreign, and other tax returns, reports, and declarations required to be filed by it, and will pay, or make full and adequate provision for the payment of, all taxes and governmental charges due from or payable by it.

     (10) It will comply with all laws and regulations applicable to it and its operations.

     (11) It will maintain in full force and effect insurance coverage of a type and amount customary in its business, but not less than that presently in effect.

     6.5 Cooperation. The Company will cooperate with the Purchaser and its counsel, accountants and agents in every way in carrying out the transactions contemplated by this Agreement and in delivering all documents and instruments deemed reasonably necessary or useful by the Purchaser.

     6.6 Expenses. Whether or not the Transaction is consummated, all costs and expenses incurred by the Company in connection with this Agreement and the Transactions shall be paid by the Company except as otherwise provided (directly or indirectly) herein.

     6.7 Publicity. Prior to the Closing, any written news releases by the Company pertaining to this Agreement or the transaction shall be submitted to the Purchaser for review and approval prior to release by the Company, and shall be released only in a form approved by the Purchaser, provided, however, that
(1) such approval shall not be unreasonably withheld and (2) such review and approval shall not be required of releases by the Company if prior review and approval would prevent the timely and accurate dissemination of such press release as required to comply, in the judgment of counsel, with any applicable law, rule or policy.

     6.8 Updating of Exhibits and Disclosure Documents. The Company shall notify the Purchaser of any changes, additions or events which may cause any change in or addition to the Company Disclosure Document or any Schedules or Exhibits delivered by it under this Agreement promptly after the occurrence of the same and again at the Closing by delivery of appropriate updates to the Company Disclosure Document and to all such Schedules and Exhibits. No such notification made pursuant to this Section shall be deemed to cure any breach of any representation or warrant made in this Agreement unless the Purchaser specifically agrees thereto in writing nor shall any such notification be considered to constitute or give rise to a waiver by the Purchaser of any condition set forth in this Agreement.

ARTICLE 7.     Conditions to Closing

     7.1 Conditions to Obligation of the Purchaser. The obligation of the Purchaser to effect the Transaction shall be subject to the fulfillment at or prior to the Closing of the following conditions, unless the Purchaser shall waive such fulfillment.

     (1) This Agreement and the transactions contemplated hereby shall have received all approvals, consents, authorizations, and waivers from governmental and other regulatory agencies and other third parties (including lenders, holders of debt securities, lessors and the shareholder of the Merger Subsidiary) required to consummate the Transaction (including the expiration of any applicable waiting period under any regulation or statute).

     (2) There shall not be in effect a preliminary or permanent injunction or other order by any federal or state court which prohibits the consummation of the Transaction.

     (3) The Company shall have performed in all material respects each of its agreements and obligations contained in this Agreement and required to be performed on or prior to the Closing and shall have complied with all material requirements, rules, and regulations of all regulatory authorities having jurisdiction relating to the Transaction.

     (4) No material adverse change shall, in the reasonable judgment of the Purchaser, have taken place in the business, condition (financial or otherwise), operations, or prospects of the Company or GBEM since the date of the Company Balance Sheet and the GBEM Balance Sheet other than those, if any, that result from the changes permitted by, and transactions contemplated by, this Agreement.

     (5) The representations and warranties of the Company set forth in this Agreement shall be true in all material respects as of the date of this Agreement and, except in such respects as, in the reasonable judgment of the Purchaser, do not materially and adversely affect the business, condition (financial or otherwise), operations, or prospects of the Company or GBEM as of the Closing Time as if made as of such time.

     (6) The Purchaser shall have received from the Company an officer's certificate, executed by the Chief Executive Officer and the Chief Financial Officer of the Company (in their capacities as such) dated the Closing Date, as to the satisfaction of the conditions in paragraphs
          (3), (4) and (5) above.

     (7) The Purchaser shall have received, on and as of the Closing Date, an opinion of Counsel to the Company, substantially as to the matters set forth in Sections 4.1, 4.2, 4.3 (including satisfaction of shareholder, governmental and regulatory approvals and requirements), 4.4 (to the best of the knowledge of such counsel as to parts (2), (3), (4), and (5)), and
          4.7 (4 through 9 and 11) (to the best of the knowledge of such counsel) of this Agreement, all subject to customary limitations reasonably acceptable to Counsel to the Purchaser, and which may be based on opinions of Local Counsel to the extent such Counsel is not admitted to practice in a jurisdiction relevant to such opinion, provided such opinion of Local Counsel is delivered to the Purchaser; and such other closing documents and instruments as the Purchaser shall reasonably request, in each case reasonably satisfactory in form and substance to the Purchaser and its counsel.

     (8) No persons who own shares of common stock of the Company shall have indicated a desire to exercise dissenters' rights.

     (9) The Purchaser shall have received from each employee of the Company and GBEM a signed Letter of Employment
          Understanding, in the form attached hereto as Exhibit
          7.1(9).

     (10) The Purchaser shall have received from each shareholder of the Company a signed Investment Representation
          Letter, in the form attached hereto as Exhibit 7.1(10).

     7.2 Conditions to Obligation of the Company. The obligation of the Company to effect the Transaction shall be subject to the fulfillment at or prior to the Closing of the following conditions, unless the Company shall waive such fulfillment:

     (1) This Agreement and the Transaction shall have received all approvals, consents, authorizations, and waivers from governmental and other regulatory agencies and other third parties (including lenders, holders of debt securities, lessors, and shareholders of the Company) required by law to consummate the Transaction (including the expiration of any applicable waiting period under any regulation or statute).

     (2) There shall not be in effect a preliminary or permanent injunction or other order by any federal or state authority which prohibits the consummation of the Transaction.

     (3) The Purchaser shall have performed in all material respects its agreements and obligations contained in this Agreement required to be performed on or prior to the Closing.

     (4) The representations and warranties of the Purchaser set forth in this Agreement shall be true in all material respects as of the date of this Agreement and, except in such respects as do not materially and adversely affect the business of the Purchaser and its Subsidiaries, taken as a whole, as of the Closing Date as if made as of such time.

     (5) The Company shall have received from the Purchaser an officers' certificate, executed by the Chief Financial Officer and the Chief Executive Officer of the Purchaser (in their capacities as such), dated as of the Closing Date, as to the satisfaction of the conditions of paragraph (3) and (4) above (to the best of their knowledge where appropriate).

     (6) The Company shall have received, on and as of the Closing Date, an opinion of Counsel to the Purchaser, substantially as to the matters set forth in Sections 3.1, 3.2 and 3.3 (to the best of the knowledge of such Counsel) all subject to customary limitations, reasonably satisfactory in form and substance to the Company, and its counsel, and which may be based on opinions of Local Counsel to the extent such Counsel is not admitted to practice in a jurisdiction relevant to such opinion, provided such opinion of Local Counsel is delivered to the Company, and such other closing documents and instruments as the Company shall reasonably request, in each case reasonably satisfactory in form and substance to the Company and its counsel.

ARTICLE 8.     Securities and Security Holders

     8.1 Meeting of Shareholders. The Company agrees that, as soon as practicable after the execution of this Agreement, it will, in conjunction with and subject to the oversight and control of the Purchaser and its counsel, commence activities toward convening a meeting of shareholders of the Company to vote upon the approval by such shareholders of the Transaction.

ARTICLE 9.     Termination, Amendment, Waiver

     9.1 Termination. This Agreement and the Transaction may be terminated at any time prior to the Closing, whether before or after any approval by shareholders:

     (1)  By mutual consent of the Purchaser and the Company; or

     (2) By either the Purchaser or the Company, upon written notice to the other, if the conditions to such party's obligations to consummate the Transaction, in the case of the Purchaser, as provided in Section 7.1, or, in the case of the Company, as provided in Section 7.2, were not, or cannot reasonably be, satisfied on or before January 31, 1996, unless the failure of condition is the result of the material breach of this Agreement by the party seeking to terminate.

     9.2 Amendment. This Agreement may be amended by the Company and the Purchaser by action taken at any time, but after the Transaction has been approved by the shareholders of the Company no amendment shall be made which materially reduces the Consideration or which in any way materially and adversely affects the rights of the Company or its shareholders without the further approval of such shareholders. This Agreement may not be amended except by an instrument in writing signed on behalf of the Company and the Purchaser.

     9.3 Waiver. At any time prior to the Closing Date, the Purchaser or the Company, by action taken by their respective Boards of Directors, may (1) extend the time for the performance of any of the obligations or other acts of the other parties hereto, (2) waive any inaccuracies in the representations and warranties contained herein or in any document delivered pursuant hereto, or (3) waive compliance with any of the agreements or conditions contained herein. Any agreement on the part of a party hereto to any such extension or waiver shall be valid only if set forth in an instrument in writing signed on behalf of such party.

ARTICLE 10.    General Provisions

     10.1 Arbitration. In the event that there shall be a dispute arising out of or relating to this Agreement, the Transaction, any document referred to herein or centrally related to the subject matter hereof, or the subject matter of any of the same, the parties agrees that such dispute shall be submitted to binding arbitration in Coeur d'Alene, Idaho, under the auspices of, and pursuant to the rules of, the American Arbitration Association as then in effect, or such other procedures as the parties may agree to at the time, before a tribunal of three arbitrators, one of which shall be selected by each of the parties to the dispute and the third of which shall be selected by the two arbitrators so selected. Any award issued as a result of such arbitration shall be final and binding between the parties, and shall be enforceable by any court having jurisdiction over the party against whom enforcement is sought.

     10.2 Notices. All notices and other communications hereunder shall be in writing and shall be deemed given if delivered personally or mailed by registered or certified mail (return receipt requested) to the parties at the following addresses (or at such other address for a party as shall be specified by like notice given at least five (5) Business Days prior thereto):

     If to the Purchaser, or the Merger Subsidiary:
          Fischer-Watt Gold Company, Inc.
          1410 Cherrywood Drive
          Coeur d'Alene, ID 83814
          Attention: George Beattie, President

     with a copy to:
          Jones & Keller, P.C.
          1625 Broadway, #1600
          Denver, CO 80202
          Attention: Clifford R. Pearl, Esq.


     If to the Company:
          Great Basin Management Co., Inc.
          3400 Kauai Court
          Reno, NV 89509
          Attention:  Dr. Anthony Taylor, President

     with a copy to:
          Jack I. McAuliffe, Esq.
          245 East Liberty, #520
          P. O. Box 3452
          Reno, NV 89505

     10.3 Interpretation. The headings contained in this Agreement are for reference purposes only and shall not affect in any way the meaning or interpretation of this Agreement.

     10.4 Survival of Representations, Warranties, Et Cetera.
The representations, warranties, covenants, and agreements of the parties contained herein shall survive the Closing and any investigation of the other party made prior thereto. Representations and warranties shall so survive for a period of three (3) years from the Closing. Covenants and agreements shall survive for the longer of three (3) years from the Closing or one
(1) year after they were to have been performed and were capable of performance.

     10.5 De Minimis Claims. No party shall bring any action against any other party thereto with respect to the subject matter hereof unless the aggregate amount of all claims so brought in relation to the subject matter of this Agreement exceeds $50,000, provided, however, that the foregoing shall not prevent or preclude actions seeking injunctive or other equitable forms of relief.

     10.6 Miscellaneous. This Agreement: (1) constitutes the entire agreement and supersedes all other prior agreements and understandings, both written and oral, between the parties, with respect to the subject matter hereof, except as specifically provided otherwise or refered to herein, so that no such external or separate agreements relating to the subejct matter of this Agreement shall have any effect or be binding, unless the same is referred to specifically in this Agreement or is executed by the parties after the date hereof; (2) is not intended to confer upon any other person any rights or remedies hereunder; (3) shall not be assigned by operation of law or otherwise except for assignment of all or any part of the rights of the Purchaser hereunder, which may be freely assigned by the Purchaser so long as the obligations of the Purchaser under this Agreement remain obligations of, or their performance is guaranteed by, the Purchaser; and (4) shall be governed in all respects, including validity, interpretation and effect, by the internal laws of the State of Idaho, without regard to the principles of conflict of laws thereof. This Agreement may be executed in two or more counterparts which together shall constitue a single agreement.

     IN WITNESS WHEREOF, the undersigned have caused this Agreement to be signed on the date first written above by their respective officers thereunto duly authorized.

                              The Purchaser:

                              FISCHER-WATT GOLD COMPANY, INC.

                              By:/s/ George Beattie
                                     President


                              The Merger Subsidiary:

                              GBM ACQUISITION CORP.

                              By:/s/ George Beattie
                                     President


                              The Company:

                              GREAT BASIN MANAGEMENT CO., INC.

                              By: /s/ Dr. Anthony Taylor
                                      President